                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                              CABLEVISION SYSTEMS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,
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
                        CABLEVISION SYSTEMS CORPORATION

                    Notice of Annual Meeting of Stockholders
                            to be held June 11, 1997

To the Stockholders:

    The annual meeting of the stockholders of Cablevision Systems Corporation will be held at the Company's executive offices, One Media Crossways, Woodbury, New York 11797, on Wednesday, June 11, 1997 at ten o'clock in the morning for the following purposes:

    1. To elect fifteen (15) directors, each to serve for a term of one year and until their respective successors shall have been duly elected and qualified;

    2.  To authorize and approve the 1997 Long-Term Incentive Plan;

    3. To ratify and approve the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year 1997; and

    4. To transact such other business as may properly come before the meeting, or any adjournment thereof.

    Pursuant to the By-Laws, the Board of Directors has fixed the time and date for the determination of stockholders entitled to notice of and to vote at the meeting as of the close of business on May 12, 1997. Accordingly, only holders of record of issued and outstanding Common Stock of the Company on such date and at such time will be entitled to vote at the meeting, notwithstanding any transfer of any stock on the books of the Company thereafter.

                                         By order of the Board of Directors,
                                          CABLEVISION SYSTEMS CORPORATION
                                          Robert S. Lemle
                                          EXECUTIVE VICE PRESIDENT,
                                          GENERAL COUNSEL AND SECRETARY

Woodbury, New York
May 19, 1997

    If you do not expect to be present at the meeting and wish your stock to be voted, please date, sign and mail the accompanying form of proxy as promptly as possible in the enclosed stamped envelope.

                        CABLEVISION SYSTEMS CORPORATION

                               EXECUTIVE OFFICES

                              ONE MEDIA CROSSWAYS

                            WOODBURY, NEW YORK 11797

                                PROXY STATEMENT

                            SOLICITATION OF PROXIES

    The accompanying proxy is solicited by and on behalf of the Board of Directors of Cablevision Systems Corporation (the "Company") for use at the annual meeting of its stockholders to be held at the Company's executive offices, on June 11, 1997 at ten o'clock in the morning and at any and all adjournments thereof.

    The shares represented by the proxy will be voted at the annual meeting and will be voted as specified on the proxy with respect to the election of directors and with respect to Proposals (2) and (3) or, if no direction is indicated, will be voted in favor of the election as directors of the nominees listed below and in favor of Proposals (2) and (3). The person giving the proxy has the power to revoke it at any time before it is voted at the annual meeting by written notice to the Secretary of the Company, or upon request if such person is present at the annual meeting.

    The cost of solicitation will be borne by the Company. The Company may use the services of its directors, officers and other regular employees to solicit proxies personally or by telephone, and may request brokers, fiduciaries, custodians and nominees to send proxies, proxy statements and other material to their principals at the expense of the Company. This proxy statement and the accompanying proxy are being sent to the stockholders of the Company on or about May 19, 1997. The Company's Annual Report on Form 10-K for the Company's fiscal year ended December 31, 1996 is enclosed herewith.

                                 VOTING RIGHTS

    Pursuant to the By-Laws, the Board of Directors has fixed the time and date for the determination of stockholders entitled to notice of and to vote at the meeting as of the close of business on May 12, 1997. Accordingly, only holders of record of Common Stock of the Company on such date and at such time will be entitled to vote at the meeting, notwithstanding any transfer of any stock on the books of the Company thereafter. On March 31, 1997, the Company had outstanding 13,587,151 shares of Class A Common Stock, par value $.01 per share, each of which entitled the holder to one vote, and 11,254,709 shares of Class B Common Stock, $.01 par value per share, each of which entitled the holder to ten votes.

    Charles F. Dolan, the Chairman of the Company, and trusts for the benefit of members of his family, together beneficially own shares of capital stock of the Company having the power to elect as directors the eleven persons nominated by the Board of Directors for election by holders of Class B Common Stock, which directors would constitute a majority of the Board of Directors, and to authorize and approve Proposals (2) and (3).

    In accordance with the Company's confidential voting policy, all stockholders proxies, ballots and voting materials will be confidentially inspected and tabulated by independent inspectors of election and will not be disclosed to the Company except under certain limited circumstances.

                               BOARD OF DIRECTORS

    The Board of Directors of the Company met, or acted by written consent in lieu of meeting, eighteen times in 1996 and presently consists of 15 members, 8 of whom are officers of the Company or its subsidiaries.

BOARD COMMITTEES

    The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. The Board of Directors does not have a nominating committee.

    The Executive Committee consists of Messrs. Tatta, Bell, Lustgarten, Lemle and James Dolan. The Executive Committee is authorized to exercise, between meetings of the Board of Directors, all the powers thereof except as limited by Delaware law and except for certain specified exceptions including authorization of contracts with officers or directors, significant acquisitions, investments or guarantees, entering new businesses, the approval of operating budgets or the issuance of capital stock. The Executive Committee met, or acted by written consent in lieu of meeting, three times in 1996.

    The Audit Committee of the Board of Directors consists of Messrs. Hochman and Oristano. The functions of the Audit Committee are to review and report to the Board of Directors with respect to selection and the terms of engagement of the Company's independent public accountants, and to maintain communications among the Board of Directors, such independent public accountants and the Company's internal accounting staff with respect to accounting and audit procedures, the implementation of recommendations by such independent public accountants, the adequacy of the Company's internal audit controls and related matters. The Audit Committee met two times in 1996.

    The Compensation Committee consists of Messrs. Oristano, Hochman and Tatta. The functions of the Compensation Committee are (i) to represent the Board in discharging its responsibilities with respect to the Company's employee stock plan and, in doing so, to administer such plans with regard to, among other things, the determination of eligibility of employees, the granting of stock, SARs and/or options, and the termination of such plans and (ii) to determine the appropriate levels of compensation, including salaries, bonuses, stock and option rights and retirement benefits for members of the Company's senior management, subject to the approval of the Board of Directors. A subcommittee of the Compensation Committee consisting of Messrs. Oristano and Hochman, has exclusive authority and responsibility for, and with respect to, any grants or awards under the Company's employee stock plans to any executive officer of the Company, and to the Company's other most senior employees. The Compensation Committee met, or acted by written consent in lieu of meeting, five times in 1996.

    Each member of the Board of Directors participated in not less than 75% of the aggregate number of meetings or consents in lieu of meeting of the Board of Directors and of each Board committee of which he or she was a member, during 1996.

COMPENSATION OF DIRECTORS

    Directors who are not employees are paid a fee of $20,000 per year for services rendered in that capacity, a fee of $1,000 for each meeting attended in person and a fee of $500 for each meeting participated in by telephone. Members of the Audit Committee and members of the Compensation Committee who are not officers of the Company are paid a fee of $1,000 for each meeting attended in person and a fee of $500 for each meeting participated in by telephone. Non-employee members of the Board of Directors who serve on the Cablevision Employee Benefit Plans Investment Committee receive a fee of $1,000 for each meeting attended in person and a fee of $500 for each meeting participated in by telephone.

    John Tatta, a non-employee director, has a consulting agreement with the Company expiring in 1998 which provides for an annual consulting fee of $485,000, reimbursement of certain expenses and the continuation of certain life insurance and supplemental pension benefits provided to him when he was an employee. Pursuant to this consulting agreement, under which Mr. Tatta assists senior management of the Company in strategic planning and performs special projects relating to the Company's business, Mr. Tatta is to provide not more than 50 percent of his professional time to the Company.

                           (1) ELECTION OF DIRECTORS

    With respect to the election of directors, the Certificate of Incorporation of the Company provides that holders of Class A Common Stock, voting as a separate class, are entitled to elect 25% of the total number of directors constituting the whole Board and, if such 25% is not a whole number, then the holders of Class A Common Stock are entitled to elect the nearest higher whole number of directors that is at least 25% of the total number of directors. Holders of Class B Common Stock, voting as a separate class, are entitled to elect the remaining directors. Under the Company's By-Laws, the Board of Directors is to consist of at least three members, the exact number to be fixed by the Board. The Board has set the number of Directors to be elected at the annual meeting at fifteen directors, four of whom are to be elected by the holders of Class A Common Stock and eleven of whom are to be elected by the holders of Class B Common Stock, to hold office until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified. The four Class A Directors of the Company are elected by the favorable vote of a plurality of the shares of Class A Common Stock present in person or represented by proxy at the meeting and entitled to vote on the election of Directors. The eleven Class B Directors of the Company are elected by the favorable vote of a plurality of the shares of Class B Common Stock present in person or represented by proxy at the meeting and entitled to vote on the election of Directors.

    All proxies received by the Board of Directors from holders of Class A Common Stock and Class B Common Stock will be voted for the election of the respective directors hereinafter shown as the nominees of each such respective class of Common Stock, if no direction to the contrary is given. In the event that any nominee is unable or declines to serve, the proxy solicited herewith may be voted for the election of another person in his or her stead. The Board of Directors knows of no reason to anticipate that this will occur. Abstentions from voting and broker non-votes (that is, shares held for customers of a broker but not voted because of a lack of instructions from the broker's customers) will have no effect on the outcome of the election of directors.

    The following table sets forth information at April 1, 1997 as to the nominees for election as directors of the Company.

            NOMINEES FOR ELECTION BY HOLDERS OF CLASS A COMMON STOCK

                                                                          PRINCIPAL OCCUPATION                  DIRECTOR
                                                                          AND POSITION(S) WITH                CONTINUOUSLY
NAME OF NOMINEE                                     AGE                       THE COMPANY                         SINCE
----------------------------------------------      ---      ----------------------------------------------  ---------------
Charles D. Ferris.............................          63   Director; Member, Mintz, Levin, Cohn, Ferris,
                                                             Glovsky & Popeo, P.C., Attorneys                        1985
Richard H. Hochman (1)(2).....................          51   Director; Managing Partner of Regent Capital
                                                             Partners, L.P.                                          1986
Victor Oristano (1)(2)........................          80   Director; Chairman of Alda Limited Partners             1985
Vincent Tese..................................          54   Director; Director of The Bear Stearns
                                                             Companies, Inc.                                         1996

            NOMINEES FOR ELECTION BY HOLDERS OF CLASS B COMMON STOCK

                                                                          PRINCIPAL OCCUPATION                  DIRECTOR
                                                                          AND POSITION(S) WITH                CONTINUOUSLY
NAME OF NOMINEE                                     AGE                       THE COMPANY                         SINCE
----------------------------------------------      ---      ----------------------------------------------  ---------------
Charles F. Dolan..............................          70   Chairman and Director                                   1985
James L. Dolan (3)............................          41   Chief Executive Officer and Director                    1991
William J. Bell (3)...........................          57   Vice Chairman and Director                              1985
Marc A. Lustgarten (3)........................          50   Vice Chairman and Director                              1985
Robert P. May.................................          47   Chief Operating Officer and Director                    1996
Robert S. Lemle (3)...........................          44   Executive Vice President, General Counsel,
                                                             Secretary and Director                                  1988
Sheila A. Mahony..............................          55   Senior Vice President and Director                      1988
Patrick F. Dolan..............................          45   Director and Vice President of News                     1991
John Tatta (2)(3).............................          76   Chairman of the Executive Committee and
                                                             Director                                                1985
Francis F. Randolph, Jr.......................          69   Director                                                1985
Daniel T. Sweeney.............................          67   Director                                                1985

------------------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Member of the Executive Committee.

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

    The following table sets forth the directors and executive officers of the Company as of April 1, 1997.

NAME                                   AGE                                      POSITION
---------------------------------      ---      ------------------------------------------------------------------------
Charles F. Dolan.................          70   Chairman and Director
James L. Dolan...................          41   Chief Executive Officer and Director
William J. Bell..................          57   Vice Chairman and Director
Marc A. Lustgarten...............          50   Vice Chairman and Director
Robert P. May....................          47   Chief Operating Officer and Director
Robert S. Lemle..................          44   Executive Vice President, General Counsel, Secretary and Director
Margaret Albergo.................          43   Senior Vice President, Planning and Performance
Joseph W. Cece...................          44   Senior Vice President, Strategic Planning
Thomas C. Dolan..................          44   Senior Vice President and Chief Information Officer
Sheila A. Mahony.................          55   Senior Vice President and Director
Barry J. O'Leary.................          53   Senior Vice President, Finance and Treasurer
Andrew B. Rosengard..............          39   Senior Vice President and Controller
Patrick F. Dolan.................          45   Vice President of News and Director
John Tatta.......................          76   Chairman of the Executive Committee and Director
Charles D. Ferris................          63   Director
Richard H. Hochman...............          51   Director
Victor Oristano..................          80   Director
Francis F. Randolph, Jr. ........          69   Director
Daniel T. Sweeney................          67   Director
Vincent Tese.....................          54   Director

    All directors hold office until the annual meeting of stockholders of the Company next following their election and until their successors are elected and qualified. All executive officers are elected to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

    Information with respect to the business experience and affiliations of the directors and executive officers of the Company is set forth below.

    Charles F. Dolan--Chairman and Director of the Company since 1985. Chief Executive Officer of the Company from 1985 to October 1995. Founded and acted as the General Partner of the Company's predecessor from 1973 until 1985. Established Manhattan Cable Television in 1961 and Home Box Office in 1971. Charles F. Dolan is the father of James L. Dolan, Patrick F. Dolan and Thomas C. Dolan.

    James L. Dolan--Chief Executive Officer of the Company since October 1995 and Director of the Company since 1991. Chief Executive Officer of Rainbow Programming Holdings, Inc., a subsidiary of the Company, from September 1992 to October 1995. Vice President of the Company from 1987 to September 1992. Director of Advertising Sales from 1985 to September 1992. Manager of Advertising Sales from 1983 to 1985. James L. Dolan is the son of Charles F. Dolan and the brother of Patrick F. Dolan and Thomas C. Dolan.

    William J. Bell--Vice Chairman and Director of the Company since 1985. Joined the Company's predecessor in 1979. Mr. Bell is a member of the Board of Governors of the American Stock Exchange.

    Marc A. Lustgarten--Director of the Company since 1985. Vice Chairman of the Company since 1989. Executive Vice President of the Company from 1985 to 1989.

    Robert P. May--Chief Operating Officer and Director of the Company since October 1996. President of Towne Holdings, Inc. from March 1996 to August 1996. Senior Vice President and member of the Board of Directors of Intelligent Electronics from 1993 to 1995. Senior Vice President of Federal Express Corporation from 1987 through 1993.

    Robert S. Lemle--Director of the Company since 1988. Executive Vice President, General Counsel and Secretary since February 1994. Senior Vice President, General Counsel and Secretary of the Company from 1986 to February 1994 and Vice President, General Counsel and Secretary of the Company from 1985 to 1986.

    Margaret Albergo--Senior Vice President, Planning and Performance of the Company since October 1996. Senior Vice President, Operations of Rainbow Programming Holdings, Inc. from August 1995 to October 1996. Vice President, Corporate Development of Rainbow Programming Holdings, Inc. from 1993 until August 1995. Director of Operations and Administration of News 12 Long Island from 1991 to 1993.

    Joseph W. Cece--Senior Vice President, Strategic Planning of the Company since February 1996. President and Chief Operating Officer of Cablevision Lightpath, Inc. from January 1994 to February 1996. Vice President, New Business of the Company from September 1993 to January 1994. President and Publisher of T.V. Guide from October 1988 to August 1993.

    Thomas C. Dolan--Senior Vice President and Chief Information Officer of the Company since February 1996. Vice President and Chief Information Officer of the Company from July 1994 to February 1996. General Manager of the Company's East End Long Island cable system from November 1991 through July 1994. Thomas C. Dolan is the son of Charles F. Dolan and the brother of Patrick F. Dolan and James L. Dolan.

    Sheila A. Mahony--Director of the Company since 1988. Senior Vice President of the Company since June 1995. Vice President of Government Relations and Public Affairs of the Company and its predecessor from 1980 to June 1995.

    Barry J. O'Leary--Senior Vice President, Finance of the Company since 1986. Vice President of the Company from 1985 to 1986 and Treasurer of the Company since December 1985. Prior to joining the Company's predecessor in 1984, Mr. O'Leary spent sixteen years with Toronto-Dominion Bank. From 1980 to 1984 he was Vice President of its USA Division.

    Andrew B. Rosengard--Senior Vice President and Controller of the Company since February 1996. Senior Vice President, Finance for Rainbow Programming Holdings, Inc. from 1990 to February 1996. Vice President, Finance and Administration of Rainbow Programming Holdings, Inc. from 1988 to 1990. Prior to joining Rainbow Programming Holdings, Inc. in 1986, Mr. Rosengard was director of planning, business development and research of CBS Broadcasting Group, CBS, Inc.

    Patrick F. Dolan--Director of the Company since August 1991. Vice President of News since September 1995. News Director of News 12 Long Island, a subsidiary of the company, from December 1991 to September 1995. Producer of Special Projects of News 12 Long Island from January 1990 to December 1991 and Special Projects Director of News 12 Long Island from May 1989 to January 1990. Patrick
F. Dolan is the son of Charles F. Dolan and the brother of James L. Dolan and Thomas C. Dolan.

    John Tatta--Director of the Company since 1985. Chairman of the Executive Committee of the Company and consultant to the Company since January 1992. President of the Company from 1985 through December 1991. Chief Operating Officer of the Company from 1985 to 1989.

    Charles D. Ferris--Director of the Company since 1985. Member of the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. since 1981. Chairman of the FCC from October 1977 until April 1981.

    Richard H. Hochman--Director of the Company since 1986. Managing Partner of Regent Capital Partners, L.P. since April 1995. Managing Director of PaineWebber Incorporated from 1990 to April 1995.

    Victor Oristano--Director of the Company since 1985. Chairman of Alda Limited Partners, a holding company which has built and operated cable television systems in Connecticut, Florida, New Jersey, Pennsylvania and England since 1966. Mr. Oristano is also a member of the Board of Directors of People's Choice TV, Corp.

    Francis F. Randolph, Jr.--Director of the Company since 1985. Vice Chairman of the Company from 1985 to 1994.

    Daniel T. Sweeney--Director of the Company since 1985. Senior Vice President of the Company from 1985 through June 1995.

    Vincent Tese--Director of the Company since July 1996. Director of The Bear Stearns Companies, Inc. since December 1994. Chairman of Wireless Cable International, Inc. since July 1995. Chairman of Cross Country Wireless from December 1994 to July 1995. Mr. Tese served as Chairman and Chief Executive Officer of the New York State Urban Development Corporation from 1985 to 1987, and as Director of Economic Development for New York State from 1987 to December 1994. Mr. Tese also serves on the Board of Directors of Quintel Entertainment, Inc., Custodial Trust Company and Bowne & Co., Inc.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth (i) the number and percent of shares of Class A and Class B Common Stock owned of record and beneficially as of March 31, 1997 by each director and each executive officer of the Company named in the summary compensation table below and (ii) the name, address and the number and percent of shares of Class A and Class B Common Stock owned of record and beneficially by persons beneficially owning more than five (5%) percent of any class.

                                                                                                              COMBINED VOTING
                                                                                       CLASS A & CLASS B         POWER OF
                                                CLASS A               CLASS B                                CLASS A & CLASS B
                                              COMMON STOCK          COMMON STOCK          COMMON STOCK         COMMON STOCK
                                              BENEFICIALLY          BENEFICIALLY          BENEFICIALLY         BENEFICIALLY
NAME AND ADDRESS                                OWNED(1)           OWNED (1) (2)          OWNED (1)(2)         OWNED (1)(2)
----------------------------------------  --------------------  --------------------  --------------------  -------------------
Charles F. Dolan(3)(4)..................    331,618       2.4%  6,234,281      55.4%  6,565,899      26.4%           49.7%
  One Media Crossways
  Woodbury, NY 11797
The Capital Group Companies, Inc.(5)....  2,008,970      14.8%     --         --      2,008,970       8.1%            1.6%
  Capital Research and Management
  Company(5)
  Capital Guardian Trust Company(5)
  333 South Hope Street
  Los Angeles, CA 90071
The Equitable Companies, Incorporated
  (6)...................................  2,392,383      17.6%     --         --      2,392,383       9.6%            1.9%
  787 Seventh Avenue
  New York, NY 10019
Gabelli Funds, Inc.(7)..................  3,779,329      28.7%     --         --      3,779,329      15.2%            3.0%
GAMCO Investors, Inc.(7)
  One Corporate Center
  Rye, NY 10580
John Tatta(8)...........................     20,000      *         --         --         20,000      *               *
William J. Bell(9)(10)..................    116,349      *         --         --        116,349      *               *
Francis F. Randolph, Jr.(11)............     58,500      *         --         --         58,500      *               *
Robert S. Lemle (9) (10)................     93,957      *         --         --         93,957      *               *
Marc Lustgarten (9) (10)................    122,063      *         --         --        122,063      *               *
Sheila A. Mahony (10)...................     21,337      *         --         --         21,337      *               *
Robert P. May...........................        200      *         --         --            200      *               *
Daniel T. Sweeney (10)..................     31,351      *         --         --         31,351      *               *
Charles D. Ferris (12)..................      9,000      *         --         --          9,000      *               *
Richard H. Hochman (12).................     10,094      *         --         --         10,094      *               *
Victor Oristano (12)(13)................      9,000      *         --         --          9,000      *               *
James L. Dolan (10)(14)(22)(23).........     14,688      *        745,241       6.6%    759,927       3.0%            5.9%
Patrick F. Dolan (10)(15)(20)(24).......      4,100      *        817,410       7.3%    821,510       3.3%            6.5%
Thomas C. Dolan (10)(16)(21)(25)(26)....      4,017      *        663,686       5.9%    667,703       2.7%            5.3%
Vincent Tese(12)........................      2,500      *         --         --          2,500      *               *
All executive officers and directors as
  a group (20 persons)(3)(4)(8)(9)(10)
  (11)(12)(13)(14)(15)(16)(20)(21)(22)
  (23)(24)(25)(26)......................    902,287       6.4%  8,460,618      75.2%  9,362,905      37.1%           67.6%
Paul J. Dolan(17)(22)(23)(24)(25)(26)...      1,700      *      1,894,063      16.8%  1,895,752       7.6%           15.0%
  100 Corporate Place Suite 150
  Chardon, OH 44024
Kathleen M. Dolan(17)(23)...............      1,000      *        716,741       6.4%    717,741       2.9%            5.7%
  One Media Crossways
  Woodbury, NY 11797
Mary S. Dolan(18)(20)...................      2,500      *        597,401       5.3%    599,901       2.4%            4.7%
  300 So. Riverside Plaza
  Suite 1480
  Chicago, IL 60606
Deborah A. Dolan(18)(24)................      1,000      *        816,741       7.3%    817,741       3.3%            6.5%
  One Media Crossways
  Woodbury, NY 11797

                                                                                                              COMBINED VOTING
                                                                                       CLASS A & CLASS B         POWER OF
                                                CLASS A               CLASS B                                CLASS A & CLASS B
                                              COMMON STOCK          COMMON STOCK          COMMON STOCK         COMMON STOCK
                                              BENEFICIALLY          BENEFICIALLY          BENEFICIALLY         BENEFICIALLY
NAME AND ADDRESS                                OWNED(1)           OWNED (1) (2)          OWNED (1)(2)         OWNED (1)(2)
----------------------------------------  --------------------  --------------------  --------------------  -------------------
Matthew J. Dolan(19)(21)................      1,500      *        597,401       5.3%    598,901       2.4%            4.7%
  231 Main Street
  Court House Annex
  Chardon, OH 44024
Marianne E. Weber(19)(25)(26)...........      1,000      *        654,855       5.8%    655,855       2.6%            5.2%
  One Media Crossways
  Woodbury, NY 11797
John MacPherson(27).....................     43,000      *      1,883,074      16.7%  1,936,074       7.8%           14.9%
  21 Old Town Lane
  Halesite, NY 10019

------------------------------

(1) Beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise. Unless indicated, beneficial ownership disclosed consists of sole voting and investment power. Beneficial ownership of Class A Common Stock is exclusive of the shares of Class A Common Stock that are issuable upon conversion of shares of Class B Common Stock.

(2) Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share for share basis. The holder of one share of Class A Common Stock is entitled to one vote at a meeting of stockholders of the Company, and the holder of one share of Class B Common Stock is entitled to ten votes at a meeting of stockholders of the Company except in the election of directors.

(3) Includes 247,475 shares of Class A Common Stock owned by the Dolan Family Foundation, a New York not-for-profit corporation, the sole members of which are Charles Dolan and his wife, Helen A. Dolan. Neither Mr. Dolan nor Mrs. Dolan has an economic interest in such shares, but Mr. Dolan and his wife share the ultimate power to vote and dispose of such shares. Under certain rules of the Securities and Exchange Commission, so long as Mr. Dolan and his wife retain such powers, each of Mr. Dolan and his wife is deemed to have beneficial ownership thereof. Also includes 5,000 shares of Class A Common Stock owned directly by Mrs. Dolan. The number of shares held as indicated includes 67,838 shares resulting from the assumed conversion of 183,000 shares of 8.5% Series I Convertible Exchangeable Preferred Stock ("Series I Preferred Stock") (0.37070 shares of common stock for each share of Series I Preferred Stock).

(4) Does not include an aggregate 4,981,928 shares of Class B Common Stock held by trusts for the benefit of Dolan family interests (the "Dolan Family Trusts"). The Dolan Family Trusts also own an aggregate of 94,026 shares of Series C Preferred Stock which, commencing on December 30, 1997, may be converted by the Company into shares of Class B Common Stock, in lieu of redeeming such shares for cash. Mr. Dolan disclaims beneficial ownership of the shares owned by the Dolan Family Trusts, in that he has neither voting nor investment power with respect to such shares.

(5) The Company has been informed that certain operating subsidiaries of The Capital Group Companies, Inc., exercised investment discretion over various institutional accounts which held as of December 31, 1996, 2,008,970 shares of Class A common stock. Capital Guardian Trust Company, a bank, and one of such operating companies, exercised investment discretion over 751,210 of such shares. Capital Research and Management Company, a registered investment adviser has investment discretion with respect to 1,184,660 of such shares. The number of shares held as indicated includes 549,370 shares resulting from the assumed conversion of 1,482,000 shares of Series I Preferred Stock (0.37070 shares of common stock for each share of Series I Preferred Stock).

(6) The Company has been informed that certain operating subsidiaries of The Equitable Companies Incorporated exercise sole investment discretion over various institutional accounts which own 2,392,383 shares of Class A Common Stock, and that such operating subsidiaries exercise sole voting power with respect to 1,980,433 of such shares and sole dispositive power with respect to all of such shares. The number of shares held as indicated includes 938,083 shares resulting from the assumed conversion of 2,530,572 shares of Series I Preferred Stock (0.37070 shares of common stock for each share of Series I Preferred Stock).

(7) The Company has been informed that certain operating subsidiaries of Gabelli Funds, Inc., ("GFI") beneficially held, or exercise investment discretion over various institutional accounts which beneficially held as of March 7, 1997, an aggregate of 3,779,329 shares of Class A Common Stock, including approximately 24,745 shares of Class A Common Stock that may be obtained upon conversion of shares of Series I Preferred Stock held by such entities on such date. The Company has been informed that GAMCO Investors, Inc., an investment advisor registered under the Investment Advisors Act of 1940 and a wholly-owned subsidiary of GFI, held sole dispositive power over 2,951,450 of such shares and sole voting power over 2,809,350 of such shares.

(8) Does not include 40,000 shares of Class A Common Stock held by the Tatta Family Group. The Tatta Family Group is a New York limited partnership, the general partners of which are six trusts for the benefit of Tatta family interests (the co-trustees of each of which are Stephen A. Carb, Esq. and either Deborah T. DeCabia or Lisa T. Crowley, each a daughter of John Tatta who has been a director since 1985 and was the President of the Company from 1985 until 1991), and the limited partners of which are trusts for the benefit of Mr. Tatta and Tatta family interests (the trustee of each of which is Stephen A. Carb, Esq.). Mr. Tatta, who, as of April 1, 1995, was the holder of 20,000 shares of Class A Common Stock, disclaims beneficial ownership of the stock beneficially owned by trusts for the benefit of his family, in that he has neither voting nor investment power with respect to such shares.

(9) Includes shares owned by children of the individuals listed, which shares represent less than 1% of the outstanding Class A Common Stock.

(10) Includes shares of Common Stock issuable upon the exercise of options granted pursuant to the Company's First Amended and Restated 1996 Employee Stock Plan or its predecessor plans which on April 1, 1997 were unexercised but were exercisable within a period of 60 days from that date. These amounts include the following number of shares for the following individuals: Mr. James Dolan 13,688; Mr. Bell 116,050; Mr. Lemle 93,733; Mr. Lustgarten 121,050; Ms. Mahony 21,191; Mr. Sweeney 14,800; Mr. Patrick Dolan 2,200 and Mr. Thomas Dolan 3,017; all executive officers and directors as a group 422,264. Certain of these options held by Messrs. Bell, Lustgarten and Lemle may be exercised only when the Fair Market Value (as defined) of a share of Class A Common Stock exceeds $67.80. These Options (which are included in the aggregate option amounts set forth above in this footnote
    (10)) are as follows: Mr. Bell 75,000, Mr. Lustgarten 80,000 and Mr. Lemle 60,000. Certain of these options held by Ms. Mahony, Mr. Patrick Dolan, Mr. Thomas Dolan, and other executive officers, may be exercised only when the Fair Market Value (as defined) of a share of Class A Common Stock exceeds $59.375. These options (which are included in the aggregate option amounts set forth above in this footnote (10)) are as follows: Ms. Mahony 2,500; Mr. Patrick Dolan 1,562; Mr. Thomas Dolan 1,375; all executive officers and directors as a group 16,373.

(11) Includes 500 shares of Class A Common Stock held by The Utopia Fund and 500 shares of Class A Common Stock held by The Sarah Tod Fund. The Utopia Fund and The Sarah Tod Fund are both private charitable trusts of which Mr. Randolph is the sole trustee. Mr. Randolph disclaims beneficial ownership of the shares of Class A Common Stock held by The Utopia Fund and The Sarah Tod Fund in that neither Mr. Randolph nor any member of his immediate family has a vested interest in the income or corpus of such trusts.

(12) Includes shares of Common Stock issuable upon the exercise of options granted pursuant to the Company's 1996 Stock Option Plan for Non-Employee Directors, which on April 1, were unexercised but were exercisable within a period of 60 days from that date. These amounts include the following number of shares for the following individuals: Mr. Ferris 8,000; Mr. Hochman 8,000; Mr. Oristano 8,000; Mr. Tese 2,500.

(13) The shares listed are owned by Alda Investment Company, a Florida partnership consisting of members of the Oristano family.

(14) Includes 28,500 shares of Class B Common Stock owned by trusts for minor children as to which James L. Dolan disclaims beneficial ownership. Also includes 716,741 shares of Class B Common Stock held by two family trusts of which James L. Dolan is a contingent beneficiary and a co-trustee, as to which James L. Dolan disclaims beneficial ownership, which shares are also described in footnotes (22) and (23).

(15) Includes 9,500 shares of Class B Common Stock owned by trust for a minor child as to which Patrick F. Dolan disclaims beneficial ownership. Also includes 807,910 shares of Class B Common Stock held by two family trusts of which Patrick Dolan is a contingent beneficiary and a co-trustee, as to which Patrick F. Dolan disclaims beneficial ownership, which shares are also described in footnotes (20) and (24).

(16) Includes 663,686 shares of Class B Common Stock held by three family trusts of which Thomas C. Dolan is a contingent beneficiary and a co-trustee, as to which Thomas C. Dolan disclaims beneficial ownership, which shares are also described in footnotes (21) (25) and (26).

(17) Includes 303,116 shares of Class B Common Stock held by the DC Kathleen Trust, the co-trustees of which are Kathleen Dolan and Paul Dolan.

(18) Includes 303,116 shares of Class B Common Stock held by the DC Deborah Trust, the co-trustees of which are Deborah Dolan and Mary Dolan.

(19) Includes 294,285 shares of Class B Common Stock held by the DC Marianne Trust, the co-trustees of which are Marianne E. Weber and Matthew Dolan.

(20) Includes 294,285 shares of Class B Common Stock held by the DC Patrick Trust, the co-trustees of which are Patrick Dolan and Mary Dolan.

(21) Includes 303,116 shares of Class B Common Stock held by the DC Thomas Trust, the co-trustees of which are Thomas Dolan and Matthew Dolan.

(22) Includes 303,116 shares of Class B Common Stock held by the DC James Trust, the co-trustees of which are James Dolan and Paul Dolan.

(23) Includes 413,625 shares of Class B Common Stock held by the Dolan Descendants Trust, the co-trustees of which are James Dolan, Kathleen Dolan and Paul Dolan.

(24) Includes 513,625 shares of Class B Common Stock held by the Dolan Progeny Trust, the co-trustees of which are Patrick Dolan, Deborah Dolan and Paul Dolan.

(25) Includes 307,625 shares of Class B Common Stock held by the Dolan Grandchildren Trust, the co-trustees of which are Thomas Dolan, Marianne E. Weber and Paul Dolan.

(26) Includes 52,945 shares of Class B Common Stock held by the Dolan Spouse Trust, the co-trustees of which are Thomas Dolan, Marianne E. Weber and Paul Dolan.

(27) Includes an aggregate of 1,883,074 shares of Class B Common Stock held by various trusts for the benefit of family members of Charles F. Dolan's family for which Mr. MacPherson serves as Trustee and, in such capacity, exercises sole voting power and dispositive power with respect to such shares. Such trusts also own an aggregate of 38,724 shares of Series C Preferred Stock.

                         ------------------------------

    The Dolan family interests (other than Charles Dolan) have agreed with the Company that in the case of any sale or disposition by Dolan family interests (other than Charles Dolan) of shares of Class B Common Stock to a holder other than Charles Dolan or Dolan family interests, the Class B Common Stock will be converted on the basis of one share of Class A Common Stock for each share of Class B Common Stock.

    Charles Dolan and trusts for the benefit of members of his family, by virtue of their ownership of Class B common stock, are able collectively to control stockholder decisions on matters in which holders of Class A and Class B common stock vote together as a class, and to elect 75% of the Company's Board of Directors.

    REGISTRATION RIGHTS. The Company has granted to each of Charles Dolan, certain Dolan family interests and the Dolan Family Foundation the right to require the Company to register, at any time prior to the death of both Mr. Dolan and his wife, the shares of Class A Common Stock held by them provided that the shares requested to be registered shall have an aggregate market value of at least $3,000,000. There is no limitation on the number or frequency of the registrations that such parties can demand pursuant to the preceding sentence. After the death of both Mr. Dolan and his wife, such parties will be permitted one additional registration. In addition, the Company has granted such parties "piggyback" rights pursuant to which they may require the Company to register their holdings of Class A Common Stock on any registration statement under the Act with respect to an offering by the Company or any security holder thereof (other than a registration statement on Form S-8, S-4, S-15 or any successor form thereto).

    The Company has granted Mr. Tatta and certain Tatta family interests the right to require the Company, on any date, with the consent of Charles Dolan, his widow or the representative of the estate of Mr. Dolan or his wife, to register the shares of Class A Common Stock held by them provided that the shares requested to be registered have an aggregate market value of at least $3,000,000. After the death of both Charles Dolan and his wife, such parties will be permitted to demand only one registration. Such parties have also been granted piggyback registration rights identical to those described above, provided that in certain instances they receive written consent of Mr. Dolan, his widow or the representative of the estate of Mr. Dolan or his wife.

    Pursuant to an Agreement of Sale and Assignment, dated as of February 14, 1989 among the A. Jerrold Perenchio Living Trust (the "Perenchio Trust"), the Company, Mr. Tatta and certain Tatta family interests, the Perenchio Trust was assigned registration rights with respect to the 270,000 shares of Class A Common Stock purchased under such agreement. In connection with an option granted to Mr. Randolph to acquire 840,000 shares of Class A Common Stock pursuant to the Company's 1986 Nonqualified Stock Option Plan, the Company granted to Mr. Randolph a limited right to require the Company to register such shares. Pursuant to these agreements, in 1990 the Company filed a registration statement on Form S-3 with respect to these shares and has agreed to use its best efforts to keep such registration statement continuously effective until such time as all the shares covered thereby have been publicly sold.

    The demand and piggyback registration rights described above are subject to certain limitations which are intended to prevent undue interference with the Company's ability to distribute securities.

                             CONFLICTS OF INTEREST

    Charles Dolan and certain other principal officers of the Company and various affiliates of the Company are subject to certain conflicts of interest. These conflicts include, but are not limited to, the following:

    BUSINESS OPPORTUNITIES. Charles Dolan may from time to time be presented with business opportunities which would be suitable for the Company and affiliates of the Company in which Mr. Dolan and his family have varying interests. Mr. Dolan has agreed that he will own and operate cable television systems only through the Company, except for cable television systems owned and operated under franchises held by Mr. Dolan or affiliates of Mr. Dolan as of January 27, 1986, any expansions of such systems within the same county or an adjacent county, and systems which the Company elects not to acquire under its right of first refusal. Except for any such expansions, Mr. Dolan will offer to the Company the opportunity to acquire or invest in any cable television system or franchise therefor or interest therein that is offered or available to him or his family interests. If a majority of the members of the Board of Directors, who are not employees of the Company or any of its affiliates (the "Independent Directors") rejects such offer, Mr. Dolan or such family interests may acquire or invest in such cable television system or franchise therefor or interest therein individually or with others on terms no more favorable to Mr. Dolan than those offered to the Company. Mr. Dolan's interests in companies other than the Company, may conflict with his interest in the Company.

    Except for the limitations on the ownership and operation of cable television systems as described above, Mr. Dolan is not subject to any contractual limitations with respect to his other business activities and may engage in programming and other businesses related to cable television. A significant portion of Mr. Dolan's time may be spent, from time to time, in the management of such affiliates. Mr. Dolan will devote as much of his time to the business of the Company as is reasonably required to fulfill the duties of his office. During 1996, substantially all of Mr. Dolan's professional time was devoted to the business of the Company.

    In the event that Charles Dolan or any Dolan family interest decides to offer (other than to any Dolan family interest or an entity affiliated with Mr. Dolan) for sale for his, her or its account any of his, her or its ownership interest in any cable television system or franchise therefor, he, she or it will (subject to the rights of third parties existing at such time) offer such interest to the Company. Mr. Dolan or such Dolan family interest may elect to require that, if the Company accepts such offer, up to one-half of the consideration for such interest would consist of shares of Class B Common Stock, which shares will be valued at the prevailing market price of the Class A Common Stock and the remainder would consist of shares of Class A Common Stock and/or cash. If a majority of the Independent Directors rejects such offer, Mr. Dolan or such Dolan family interest may sell such interest to third parties on terms no more favorable to such third parties than those offered to the Company.

    As described under "Compensation Committee Interlocks and Insider Participation" below, Atlantic Publishing holds an interest in a company that publishes a weekly cable television guide that is sold to the Company's subscribers.

                             EXECUTIVE COMPENSATION

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors of the Company is comprised of Richard Hochman, Victor Oristano and John Tatta. Mr. Tatta, the Chairman of the Company's Executive Committee and former President of the Company, is not currently an employee of the Company but is a consultant to the Company (see "Board of Directors--Compensation of Directors", above). Messrs. Hochman and Oristano are not employees of the Company. The role of the Compensation Committee involves overseeing and directing the development of executive compensation policies and programs which are consistent with, explicitly linked to, and supportive of the strategic objectives of growing the Company's businesses and maximizing shareholder value. The Committee's specific responsibilities include determining the appropriate levels of compensation for members of the Company's senior management, including salaries, bonuses, stock and option rights, performance awards and employee benefits. The Senior Officer Compensation Subcommittee of the Compensation Committee, consisting of Messrs. Hochman and Oristano, has exclusive authority and responsibility for, and with respect to, any grants or awards under the Company's stock plans and Long-Term Incentive Plan to any executive officer of the Company and to the Company's other most senior employees. The Company believes that a strong link should exist between executive compensation and management's ability to maximize shareholder value. This belief is adhered to by developing both short-term and long-term incentive compensation programs that provide competitive compensation and reflect Company performance.

COMPENSATION PHILOSOPHY

    The four fundamental principles to which the Committee and the Subcommittee adhere in discharging their responsibilities are as follows: First, the majority of the annual and long-term compensation for the Company's senior executive officers should be at risk, with actual compensation levels correlating with the Company's actual performance in certain key areas determined by the Committee. Second, over time, incentive compensation of the Company's senior executive officers should focus more heavily on long-term rather than short-term accomplishments and results. Third, equity-based compensation and equity ownership requirements should be used on an increasing basis so as to provide executive officers with clear and direct links to the shareholders' interests. Fourth, the overall executive compensation program should be competitive, equitable and structured so as to ensure the Company's ability to attract, retain, motivate and reward the talented executives who are essential to the Company's continuing success. Total compensation, rather than individual compensation elements, is the focus of the Company's intent to provide competitive compensation opportunities.

    The Committee meets with an outside compensation consultant at least annually to evaluate how well the Company's executive compensation program adheres to this philosophy and to evaluate the level and mix of salary, annual bonuses and long-term incentives. The Company's independent compensation consultant has confirmed that compensation paid in 1996 to the named officers is consistent with the Company's compensation philosophy and objectives.

COMPENSATION ELEMENTS

    The Company's compensation program for executives consists of the following three principal elements, each of which is vitally important in meeting the Company's need to attract, retain, motivate and reward highly-qualified executives.

BASE SALARIES

    Base salaries for executives are set at levels which are intended to reflect the median level of competitive practices for companies (including but not limited to, the companies included in the Peer Group Index contained in the Stock Price Performance Graph) that are of comparable size and complexity and would be considered competitors of the Company in attracting and retaining quality executives. The actual salaries of the named officers are reviewed and approved by the Compensation Committee and are adjusted based on its assessment of each executive's experience and performance. The employment agreements for Messrs. Charles Dolan, Bell, Lustgarten and Lemle set minimum compensation levels for such officers.

ANNUAL INCENTIVES

    Annual incentive awards are made to selected executives pursuant to the Management Performance Incentive Plan (MPIP) on the basis of either or both Company or business unit objectives, as well as individual performance. The Committee reviews and approves all performance measures and goals established under the MPIP and reviews and approves all annual incentive payments to executives.

    In 1996, the bonuses payable to the Company's executive officers were based primarily on quantitative performances objectives and adjusted within a narrow band to reflect the Committee's subjective assessment of each individual's performance in areas not susceptible of quantitative evaluation. The quantitative factors were increases in revenues, cash flows, and customer satisfaction. The weighting of these factors varied based upon the executive's position and area of responsibility. Actual bonuses were paid below target levels, reflecting performance with respect to quantitative objectives below targeted levels.

LONG-TERM INCENTIVES

    The Company has historically used a combination of stock options, restricted stock and stock appreciation rights to provide competitive long-term incentive opportunities to executives, while joining the interests of executives with the interests of shareholders by facilitating the ownership of stock. No such awards were made to the Company's named executive officers in 1996, however, stock options, restricted stock and stock appreciation rights will continue to be granted under the 1996 First Amended and Restated Employee Stock Plan.

    To enable the Company to also make long-term awards that emphasize the achievement of superior results with respect to non-stock price performance objectives, shareholders are being asked to approve the 1997 Long-Term Incentive Plan (LTIP) which was adopted by the Senior Officer Compensation Subcommittee and the Board of Directors earlier this year. Under the LTIP, the Company will make contingent cash performance awards to selected executives to be earned on the basis of long-term (3 to 5 years) performance relative to pre-established goals. Among the performance measures that the Subcommittee may use to govern the earnout of contingent performance awards are earnings per share, total return to shareholders, return on investment, operating income or net income, costs, results relative to budget, cash flow, cash flow margin, and growth in the Company's market value.

CEO COMPENSATION

    Decisions regarding the compensation of the Chief Executive Officer, James
L. Dolan, are the responsibility of the Senior Officer Compensation Subcommittee. James L. Dolan's base salary for 1996 was $550,000, which included an increase of 52% reflecting the completion of Mr. Dolan's first complete year in the position of Chief Executive Officer. Mr. Dolan's salary was not increased for 1997. Mr. Dolan was awarded a bonus for 1996 of $225,000, which was below his target bonus level reflecting the Company's lower than anticipated performance for the year relative to its quantitative performance objectives.

DEDUCTIBILITY OF CERTAIN EXECUTIVE COMPENSATION

    Section 162(m) of the Internal Revenue Code limits to $1 million the amount that may be deducted by a publicly held corporation for compensation paid to each of its named executives in a taxable year, unless the compensation in excess of $1 million is "qualified performance-based compensation". The compensation of the Company's named executives does not currently exceed the $1 million limit. While the Committee will not necessarily limit executive compensation in the future to the deductible amount, the Committee and the Company have determined that the Company's should generally cause its short-term and long-term compensation plans to qualify for the exemption from the deduction limitations of Section 162(m)

    Members of the Compensation Committee

    Richard Hochman          Victor Oristano          John Tatta

SUMMARY COMPENSATION TABLE

    The following table shows, for the fiscal years ended December 31, 1996, 1995 and 1994, the cash compensation paid by the Company, and a summary of certain other compensation paid or accrued for such years, to James L. Dolan and to each of the Company's four other most highly compensated executive officers who were serving as executive officers at the end of 1996 (the "named executive officers") for service in all capacities with the Company.

                                                                           LONG TERM COMPENSATION
                                                  ANNUAL COMPENSATION
                                                                                   AWARDS
                                                                          RESTRICTED
NAME AND PRINCIPAL                                                           STOCK        OPTIONS/       ALL OTHER
POSITION                                 YEAR     SALARY($)  BONUS($)      AWARDS($)      SARS (#)    COMPENSATION($)(1)
Charles F. Dolan.....................       1996    525,000    225,000             0              0        150,934
Chairman and Director                       1995    516,667    390,000             0              0        150,796
                                            1994    600,000    375,000             0              0        150,861

James L. Dolan.......................       1996    555,206    225,000             0              0         43,188
Chief Executive                             1995    360,000    275,000             0              0          5,425
Officer and Director

William J. Bell......................       1996    500,000    330,000             0              0        100,239
Vice Chairman and                           1995    500,000    390,000             0              0         94,092
Director                                    1994    450,000    360,000             0        192,000        100,197

Marc A. Lustgarten...................       1996    525,000    330,000             0              0         58,635
Vice Chairman and                           1995    500,000    390,000             0              0         52,866
Director                                    1994    450,000    360,000             0        202,000         54,183

Robert S. Lemle......................       1996    475,000    315,000             0              0         49,999
Executive Vice President                    1995    425,000    372,000             0          7,600         43,271
General Counsel, Secretary and              1994    330,000    290,000             0        152,000         44,094
Director

(1) For 1996, represents the sum of (i) for each individual, $2,250 contributed by the Company on behalf of such individual under the Company's Money Purchase Pension Plan (the "Pension Plan"), (ii) for each individual, $25,500 credited to such individual (other than Mr. James Dolan) on the books of the Company pursuant to the defined contribution portion of the Company's Supplemental Benefit Plan (the "Supplemental Plan"), (iii) for each individual, $2,250 contributed by the Company on behalf of such individual as a basic company contribution under the Company's 401(k) Plan,
    (iv) for each individual, the following amounts contributed by the Company on behalf of such individual as a matching contribution under the Company's 401(k) Plan: Mr. Charles Dolan $1,073; Mr. James Dolan $983; Mr. Bell $854; Mr. Lustgarten $1,073 and Mr. Lemle $875 and (v) for each individual, the following amounts paid as a premium on individual life insurance policies purchased by the Company for the executive officer to replace coverage under the integrated policy previously provided by the Company: Mr. Charles Dolan $119,861; Mr. James Dolan $37,705; Mr. Bell $69,385; Mr. Lustgarten $27,563
    and Mr. Lemle $19,125.

FISCAL YEAR END OPTION/SAR VALUE TABLE

    The following table shows certain information with respect to the named executive officers concerning stock options and SARs held as of December 31, 1996.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                        OPTIONS/SARS AT           IN-THE-MONEY OPTIONS/
                                                          12/31/96 (#)             SARS AT 12/31/96($)
                             SHARES
                           ACQUIRED ON    VALUE
NAME                       EXERCISE(#)  REALIZED($) EXERCISABLE UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
Charles F. Dolan.........           0           0           0             0             0              0
James L. Dolan...........           0           0      27,375         9,125             0              0
William J. Bell..........      75,000(1) 2,821,875    269,600(2)      10,500      291,488              0
Marc A. Lustgarten.......      82,500(1) 3,104,062    279,600(3)      10,500      291,488              0
Robert S. Lemle..........      56,250(1) 2,116,406    221,216(4)      10,532      269,263              0

------------------------

(1) Exercise of SARs granted under the Company's Amended and Restated Employee Stock Plan.

(2) Includes an aggregate of 150,000 options and SARs that may be exercised only when the Fair Market Value (as defined) of a share of Class A Common Stock exceeds the exercise price of $56.50 by at least 20 percent.

(3) Includes an aggregate of 160,000 options and SARs that may be exercised only when the Fair Market Value (as defined) of a share of Class A Common Stock exceeds the exercise price of $56.50 by at least 20 percent.

(4) Includes an aggregate of 120,000 options and SARs that may be exercised only when the Fair Market Value (as defined) of a share of Class A Common Stock exceeds the exercise price of $56.50 by at least 20 percent.

DEFINED BENEFIT PENSION PLAN

    The Company's, nonqualified Supplemental Benefit Plan provides actuarially-determined pension benefits, among other types of benefits, for 21 employees of the Company who were previously employed by Cablevision Systems Services Corporation ("CSSC"). CSSC, which is wholly-owned by Charles Dolan, provided management services to Cablevision Company (the Company's predecessor) and to certain affiliates of the Company. The Supplemental Plan is designed to provide these employees, in combination with certain qualified benefit plans maintained by the Company and certain qualified retirement plans formerly maintained by CSSC, with the same retirement benefit formulae they would have enjoyed had they remained employees of CSSC and continued to participate in the former CSSC qualified plans. The Supplemental Plan provides that the Company may set aside assets for the purpose of paying benefits under the Supplemental Plan, but that any such assets remain subject to the claims of general creditors of the Company.

    The defined benefit feature of the Supplemental Plan provides that, upon attaining normal retirement age (the later of age 65 or the completion of five years of service), a participant will receive an annual benefit equal to the lesser of 75% of his or her average compensation (not including bonuses and overtime) for his or her three most highly compensated years and the maximum benefit permitted by the Code (the maximum in 1996 is $120,000 for employees who retire at age 65), reduced by the amount of any benefits paid to such individual pursuant to the qualified defined benefit plan formerly maintained by CSSC. This benefit will be reduced proportionately if the participant retires or otherwise terminates employment before reaching normal retirement age.

    The following sets forth the estimated annual benefits payable upon normal retirement under the defined benefit portion of the Supplemental Plan (reduced by any retirement benefits paid in connection with the termination of the CSSC Defined Benefit Pension Plan) to the following persons: Mr. Charles Dolan, $57,000; Mr. Bell, $97,098, Mr. Lustgarten, $104,663; and Mr. Lemle, $109,817.

PERFORMANCE GRAPH

    The chart below compares the performance of the Company's Class A Common Stock with the performance of the American Stock Exchange Market Value Index (the "Amex Value Index") and a Peer Group Index by measuring the changes in common stock prices from December 31, 1991 through December 31, 1996. As required by the SEC, the values shown assume the reinvestment of all dividends. Because no published index of comparable media companies currently reports values on a dividends-reinvested basis, the Company has created a Peer Group Index for purposes of this graph in accordance with the requirements of the SEC. The Peer Group Index is made up of companies that engage in cable television operations as a significant element of their business, although not all of the companies included in the Peer Group Index participate in all of the lines of business in which the Company is engaged and some of the companies included in the Peer Group Index also engage in lines of business in which the Company does not participate. Additionally, the market capitalizations of many of the companies included in the Peer Group are quite different from that of the Company. The common stocks of the following companies have been included in the Peer Group Index: Adelphia Communications Corporation, Comcast Corporation, Century Communications Corporation, TCA Cable TV, Inc., Tele-Communications, Inc., The Times Mirror Company and Time Warner Inc. The chart assumes $100 was invested on December 31, 1991 in each of the Company's Class A Common Stock, the Amex Value Index and the Peer Group Index and reflects reinvestment of dividends on a quarterly basis and market capitalization weighting.

         FIVE YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN FOR CABLEVISION
             SYSTEMS CORPORATION, AMEX VALUE INDEX AND PEER GROUP.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           CABLEVISION SYSTEMS CORPORATION  AMEX VALUE INDEX    PEER GROUP
1991                                   100                100           100
1992                                   100                101           123
1993                                   194                121           181
1994                                   144                110           138
1995                                   155                139           163
1996                                    88                148           151

CSC                 $     100  $     100  $     194  $     144  $     155  $      88
Amex                $     100  $     101  $     121  $     110  $     139  $     148
Peer Group          $     100  $     123  $     181  $     138  $     163  $     151

EMPLOYMENT CONTRACTS AND SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS

    Charles Dolan has an employment agreement with the Company expiring in January 1998 with automatic renewals for successive one-year terms unless terminated by either party at least three months prior to the end of the then existing term. The agreement provides for annual compensation of not less than $400,000 per year to Mr. Dolan. The agreement also provides for payment to Mr. Dolan's estate in the event of his death during the term of such agreement, of an amount equal to the greater of one year's base salary or one-half of the compensation that would have been payable to Mr. Dolan during the remaining term of such agreement.

    Under the applicable award agreements, the vesting of the bonus award shares, stock options and SARs granted to employees, including Messrs. James Dolan, Bell, Lustgarten and Lemle, under the Company's Amended and Restated Employee Stock Plan and its predecessor plans, may be accelerated, in certain circumstances, upon a "change of control" of the Company. A "change of control" is defined as the acquisition by any person or group, other than Charles Dolan or members of his immediate family (or trusts for the benefit of Charles Dolan or his immediate family) or any employee benefit plan sponsored or maintained by the Company, of (1) the power to direct the management of substantially all of the cable television systems then owned by the Company in the New York City metropolitan area, or (2) after any fiscal year of the Company in which the Company's cable television systems in the New York City metropolitan area contributed in the aggregate less than a majority of the net revenues of the Company and its consolidated subsidiaries, the power to direct the management of the Company or substantially all of its assets. Upon such a change in control, the bonus award shares, stock options and SARs may be converted into either a right to receive an amount of cash based upon the highest price per share of common stock paid in the transaction resulting in the change of control, or into a corresponding award with equivalent profit potential in the surviving entity, at the election of the Compensation Committee.

    The Company adopted as of May 1, 1994, a severance pay plan pursuant to which an employee whose employment is involuntary terminated (other than for cause) or who resigns with the approval of the Company, may receive a benefit in an amount determined by the Company.

    In November 1994, the Company entered into employment agreements with each of Messrs. Bell, Lustgarten and Lemle. The agreements are each for a three year term ending December 31, 1997 and may each be extended for additional one-year periods up until December 31, 2000, unless the Company or the executive notifies the other of its election not to extend by the preceding October 31. Under their respective agreements, these executives are to receive annual salaries of not less then $450,000 in the case of Mr. Bell, $450,000 in the case of Mr. Lustgarten, and $330,000 in the case of Mr. Lemle. Each agreement also provides that in the event that the executive leaves the Company involuntarily (other than for cause), following a change of control (as defined above), or because such executive's compensation, title or responsibilities are reduced without his consent, such executive shall be entitled to receive (1) a severance payment of not less than the salary due for the remainder of the employment agreement or one year's annual salary (or three times the sum of his annual salary plus his prior year's annual bonus in the event of a change of control), whatever is greater, (2) a pro-rated portion of his annual bonus, (3) acceleration of unvested stock options, conjunctive rights and bonus award shares, (4) three years payment of life insurance premiums and (5) the right to participate in the Company's health plan for retired executives.

    In February 1996, the Compensation Committee adopted the Cablevision Systems Corporation Supplemental Life Insurance Premium Payment Plan (the "Supplemental Life Insurance Premium Payment Plan"). Under the Supplemental Life Insurance Premium Payment Plan, at all times following a change of control (as detailed above) the Company would pay on behalf of certain executive officers of the Company, including Messrs. Charles Dolan, James Dolan, Bell, Lustgarten and Lemle all premiums on life insurance policies purchased by the Company for such executive officers, up to the aggregate amount of additional premiums, if any, necessary to fund fully the face amount of such executive officer's policy as in effect immediately prior to the change of control.

INDEMNIFICATION AGREEMENT

    Charles Dolan has entered into an agreement pursuant to which he has agreed to guarantee the Company's obligation to indemnify its officers and directors to the fullest extent permitted by Delaware law. In addition, subject to certain limitations, Mr. Dolan has agreed to indemnify such officers and directors against any loss or expense such person may incur in connection with any transaction involving Mr. Dolan or entities affiliated with Mr. Dolan to the extent indemnification is not provided by the Company. Any payment required to be made by Mr. Dolan pursuant to such agreement will be reduced by any proceeds of insurance or reimbursement under any other form of indemnification reimbursement available to such officer or director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As disclosed above, the Compensation Committee of the Board of Directors is comprised of Messrs. Oristano, Tatta and Hochman. (See "Report of Compensation Committee," above.) Mr. Tatta, the Chairman of the Company's Executive Committee and the former President of the Company, is currently a consultant to the Company. Mr. Oristano and Mr. Hochman are not employees of the Company.

    The Company has made investments in and advances to certain affiliates of which Charles Dolan is the managing general partner or in which Mr. Dolan or Dolan family interests had or have ownership interests.

    Cablevision of Boston Limited Partnership, a Massachusetts limited partnership ("Cablevision Boston"), is engaged in the construction, ownership and operation of cable television systems in Boston and Brookline, Massachusetts. On December 15, 1995, the Company acquired the interests in Cablevision Boston that it did not previously own pursuant to an agreement entered into by the Company and Cablevision Boston. In connection with the acquisition, the limited partners (other than the Company) of Cablevision Boston received 682,454 shares (of which 680,266 shares were issued by December 31, 1995) of the Company's Class A Common Stock and the Company paid approximately $83 million, (including fees and expenses) primarily with funds borrowed under the Company's credit agreement, to repay existing Cablevision Boston indebtedness and to make certain payments to Charles F. Dolan, referred to below. Upon consummation of the acquisition of Cablevision Boston, all outstanding subordinated advances made by the Company to Cablevision Boston became intercompany indebtedness. Mr. Dolan, a former general partner of Cablevision Boston and the Chairman of the Board of the Company, received 7,357 shares of the Company's Class A Common Stock and approximately $20.8 million in cash to repay a portion of Cablevision Boston's indebtedness to him in connection with the acquisition. The Company and its affiliates (other than Cablevision Boston's former general partners and their affiliates) received 1,041,553 shares of the Company's Class A Common Stock (such shares are reflected as treasury shares at December 31, 1995) and assumed approximately $42.9 million of intercompany indebtedness referred to above. As part of the acquisition of Cablevision Boston, the Company entered into an agreement with Mr. Dolan with respect to his 0.5% general partnership interest in Cablevision of Brookline Limited Partnership ("Cablevision Brookline"), a partnership affiliated with Cablevision Boston. The Company acquired the remaining 99.5% of the partnership interests in Cablevision Brookline in the acquisition of Cablevision Boston. Under the Agreement, the Company has a right of first refusal to acquire Mr. Dolan's general partnership interest and a right to acquire such interest on the earlier to occur of Mr. Dolan's death or January 1, 2002 at the greater of $10,000 or the book value of such interest,. Mr. Dolan's estate has the right to put the interest to the Company at the same price. Additionally, in the event of a change of control of the Company or Cablevision Brookline, Mr. Dolan will have the right to put his general partnership interest in Cablevision Brookline to the Company at the greater of (i) prices declining from $3.9 million for the year ended December 15, 1996 to $10,000 for the year ended December 15, 2002 and (ii) the book value of such interest.

    Atlantic Publishing holds a minority equity interest in a company that publishes a cable television guide which is offered to the Company's subscribers and to unaffiliated cable television operators. As of December 31, 1996, the Company had advanced an aggregate of approximately $16.7 million to Atlantic Publishing, reflecting approximately $0.1 million, $1.0 million and $0.6 million, net, paid back during 1996, 1995 and 1994, respectively. The Company has written off all of its advances to Atlantic Publishing other than $2.4 million. Atlantic Publishing is owned by a trust for certain Dolan family members; however, the Company has the option to purchase Atlantic Publishing for an amount equal to the owner's net investment therein plus interest. The current owner has made only a nominal investment in Atlantic Publishing to date.

    In July 1992, the Company acquired (the "CNYC Acquisition") substantially all of the remaining interests in Cablevision of New York City--Phase I through Phase V (collectively, "CNYC"), the operator of a cable television system in The Bronx and parts of Brooklyn, New York City. Prior to the CNYC Acquisition, the Company had a 15% interest in CNYC and Charles Dolan owned the remaining interests. Mr. Dolan remains a partner in CNYC with a 1% interest and the right to certain preferential payments.

    Under the agreement between the Company and Mr. Dolan, a new limited partnership ("CNYC LP") was formed and holds 99% of the partnership interests in CNYC. The remaining 1% interest in CNYC is owned by the existing corporate general partner which is a wholly-owned subsidiary of the Company. The Company owns 99% of the partnership interests in CNYC LP and Mr. Dolan retains a 1% partnership interest in CNYC LP plus certain preferential rights. Mr. Dolan's preferential rights entitle him to an annual cash payment (the "Annual Payment") of 14% multiplied by the outstanding balance of his "Minimum Payment". The Minimum Payment is $40.0 million and is to be paid to Mr. Dolan prior to any distributions from CNYC LP to partners other than Mr. Dolan. In addition, Mr. Dolan has the right, exercisable on December 31, 1997, and as of the earlier of
(1) December 31, 2000 and (2) December 31 of the first year after 1997 during which CNYC achieves an aggregate of 400,000 subscribers, to require the Company to purchase (Mr. Dolan's "put") his interest in CNYC LP. The Company has the right to require Mr. Dolan to sell his interest in CNYC LP to the Company (the Company's "call") during the three-year period commencing one year after the expiration of Mr. Dolan's second put. In the event of a put, Mr. Dolan will be entitled to receive from the Company the Minimum Payment, any accrued but unpaid Annual Payments, a guaranteed return on certain of his investments in CNYC LP and a Preferred Payment defined as a payment (not exceeding $150.0 million) equal to 40% of the Appraised Equity Value (as defined in the agreement) of CNYC LP after making certain deductions including a deduction of a 25% compound annual return on approximately 85% of the Company's investments with respect to the construction of Phases III, IV and V of the CNYC cable television system and 100% of certain of the Company's other investments in CNYC, including Mr. Dolan's Annual Payment. In the event the Company exercises its call, the purchase price will be computed on the same basis as for a put except that there will be no payment in respect of the Appraised Equity Value amount.

    The Company has the right to make payment of the put or call exercise price in shares of the Company's Class B Common Stock or, if Mr. Dolan so elects, Class A Common Stock, except that all Annual Payments must be paid in cash to the extent permitted under the Company's senior credit agreement. Under the Company's senior credit agreement, the Company is currently prohibited from paying the Preferred Payment in cash and, accordingly, without the consent of the bank lenders, would be required to pay it in shares of the Company's Common Stock. The Company has agreed to invest in CNYC LP sufficient funds to permit CNYC LP to make the required Annual Payments to Mr. Dolan and to make certain equity contributions to CNYC.

    On August 23, 1996, the Company entered into an agreement with Northcoast Operating Co., Inc. ("Northcoast") and certain of its affiliates, to form a limited liability company (the "LLC") to participate in the auctions conducted by the Federal Communications Commission ("FCC") for certain licenses to conduct a personal communications service ("PCS") business. The Company has contributed an aggregate of approximately $31 million to the LLC (either directly or through a loan to Northcoast) and holds a

49.9% interest in the LLC and certain preferential distribution rights. Northcoast is a Delaware corporation controlled by John Dolan. John Dolan is a nephew of Charles F. Dolan and cousin of James Dolan.

    The Company's By-Laws prohibit the making of further investments in or advances to entities owned or controlled by Charles Dolan without the approval of a majority of the members of the Board of Directors who are not employees of the Company or any of its affiliates.

    Richard H. Hochman, a director and a nominee for director, was, until April, 1995, a Managing Director of PaineWebber Incorporated. PaineWebber Incorporated has performed investment banking services for entities affiliated with Charles Dolan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS WITH OTHER DIRECTORS

    Charles D. Ferris, a director and a nominee for director, is a partner in the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. provides legal services to the Company and certain of its subsidiaries.

    Vincent Tese, a director and a nominee for director, is a director of The Bear Stearns Companies, Inc. Bear Stearns has performed investment banking services for the Company.

                     (2) AUTHORIZATION AND APPROVAL OF THE
                         1997 LONG-TERM INCENTIVE PLAN

    On April 23, 1997, the Company's Board of Directors adopted, subject to stockholder approval, the Cablevision Systems Corporation 1997 Long-Term Incentive Plan (the "Long-Term Incentive Plan"). The text of the Long-Term Incentive Plan is set forth in Exhibit A hereto, and the following discussion is qualified in its entirety by reference thereto.

    The Long-Term Incentive Plan will be administered by the Compensation Committee. Awards may be granted under the Long-Term Incentive Plan to such officers and key employees of the Company, or an affiliate of the Company, as the Compensation Committee may determine, except that Charles F. Dolan shall not be eligible to receive awards under the plan.

    The Compensation Committee may establish one or more conditions which must be satisfied in order for a participant to be entitled to an award under the plan. The Long-Term Incentive Plan specifies certain performance criteria that may, in the discretion of the Compensation Committee, be conditions precedent to the payment of any award granted under the plan, to the Company's Chief Executive Officer, any other employee who the Compensation Committee determines is likely to be among the four other highest compensated officers for the year in which an award is made or payable, as well as any other employee designated by the Committee in its discretion. These performance criteria include satisfaction of one or more of the following over a period or periods selected by the Committee: (i) earnings per share, (ii) total return to stockholders,
(iii) return on investment, (iv) operating income or net income, (v) costs, (vi) results relative to budget, (vii) cash flow, (viii) cash flow margin, (ix) cash flow per subscriber, (x) revenues, (xi) revenues per subscriber, (xii) subscriber growth, (xiii) results relative to quantitative customer service standards, (xiv) results relative to quantitative customer satisfaction standards, (xv) market share, (xvi) a specified increase in the Fair Market Value of the Company's Class A common stock, or (xvii) a specified increase in the private market value of the Company.

    All awards granted under the Long-Term Incentive Plan are payable solely in cash. In no event may any participant be granted an award at any one time in an amount exceeding $5,000,000. No awards may be made under the Long-Term Incentive Plan after December 31, 2006.

    The following table provides information with respect to awards made in March 1997, subject to stockholder approval of the Long-Term Incentive Plan, to the Chief Executive Officer and the four other most highly compensated executive officers, all executive officers as a group, all current directors who are not executive officers as a group and all employees excluding all current officers who are not executive officers as a group. Other awards may be made to such persons and groups in the future but the amount and timing thereof cannot be currently determined. Payment of these awards is contingent on the achievement of certain performance criteria established by the Compensation Committee.

                                                                                 AMOUNT OF
NAME                                                        TITLE                  AWARD
-----------------------------------------------  ----------------------------  -------------

Charles F. Dolan...............................  Chairman                       $         0

James L. Dolan.................................  Chief Executive Officer        $ 4,000,000

Marc Lustgarten................................  Vice Chairman                  $ 2,250,000

William J. Bell................................  Vice Chairman                  $ 2,000,000

Robert S. Lemle................................  Executive Vice President,
                                                 General Counsel and
                                                 Secretary                      $ 1,650,000

Executive Officer Group........................                                 $11,900,000

Non-Executive Officer Director Group...........                                 $         0

Non-Executive Officer Employee Group...........                                 $ 1,750,000

    The Long-Term Incentive Plan may be amended by the Board of Directors or the Compensation Committee, as permitted by applicable law.

    The affirmative vote of a majority of the votes cast at the annual meeting, in person or by proxy, by holders of the Class A common stock and the Class B common stock, voting together as a single class, is required to authorized and approve the Long-Term Incentive Plan. Abstentions from voting will have the same effect as voting against the proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AUTHORIZATION AND APPROVAL OF THE 1997 LONG-TERM INCENTIVE PLAN.

                    (3) APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has appointed the firm of KPMG Peat Marwick LLP as independent auditors for the fiscal year 1997. The stockholders are requested to ratify and approve such appointment.

    It is expected that a representative of KPMG Peat Marwick LLP will be present at the annual meeting of stockholders. The representative will have an opportunity to make a statement and is expected to be available to respond to appropriate questions.

    The affirmative vote of a majority of the votes cast at the annual meeting, in person or by proxy, by holders of the Class A Common Stock and the Class B Common Stock voting together as a single class, is required to ratify and approve appointment of KPMG Peat Marwick as the Company's auditors for 1997. Abstentions from voting and broker non-votes will have no effect on the outcome of the vote on this proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION AND APPROVAL OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S AUDITORS FOR 1997.

                    SHAREHOLDER PROPOSALS AND OTHER MATTERS

    Proposals of stockholders intended to be presented at the Company's 1998 annual meeting of stockholders must be received by the Company at its executive offices shown on page 1 of this proxy statement on or prior to January 19, 1998 to be eligible for inclusion in the Company's proxy material to be used in connection with the 1998 meeting.

    The Company's Annual Report on Form 10-K for the Company's fiscal year ended December 31, 1996 is enclosed herewith.

                                          By order of the Board of Directors,
                                          Robert S. Lemle
                                          EXECUTIVE VICE PRESIDENT,
                                          GENERAL COUNSEL AND SECRETARY

Woodbury, New York
May 19, 1997

                                                                       EXHIBIT A

                        CABLEVISION SYSTEMS CORPORATION

                         1997 LONG-TERM INCENTIVE PLAN

    1. PURPOSES. The purposes of the Cablevision Systems Corporation 1997 Long-Term Incentive Plan are (a) to advance the interests of the Company and its shareholders by providing a means to motivate the key employees of the Company and its Affiliates, upon whose judgment, initiative and efforts the continued success, growth and development of the Company is dependent; (b) to link the rewards of the key employees of the Company and its Affiliates to the achievement of specific, critical performance objectives and goals; and (c) to assist the Company and its Affiliates in maintaining a competitive total compensation program that serves to attract and retain the most highly qualified individuals.

    2. DEFINITIONS. When used in this Plan, unless the context otherwise requires:

        (a) "Affiliate" shall mean (i) any corporation controlling, controlled by, or under common control with the Company or any other Affiliate, (ii) any corporation in which the Company owns at least five percent of the outstanding shares of all classes of common shares of such corporation,
    (iii) any unincorporated trade or business controlling, controlled by or under common control with the Company or any other Affiliate, and (iv) any unincorporated trade or business in which the Company owns at least a five percent interest in the capital or profits of such trade or business.

        (b) "Award" shall mean a cash award which is granted or made under the Plan.

        (c) "Board of Directors" shall mean the Board of Directors of the Company, as constituted at any time.

        (d) "Committee" shall mean the Committee of the Board of Directors, as described in Section 3.

        (e) "Company" shall mean Cablevision Systems Corporation, a Delaware corporation.

        (f) "Covered Employee" means, at the time of an Award (or at such other time as required or permitted by Section 162(m) of the Internal Revenue
    Code), the Company's Chief Executive Officer (or an individual acting in such capacity), any employee of the Company or its subsidiaries who, in the discretion of the Committee for purposes of determining those employees who are "covered employees" under Section 162(m) of the Internal Revenue Code, is likely to be among the four other highest compensated officers of the Company for the year in which an Award is made or payable and any other employee of the Company or an Affiliate designated by the Committee in its discretion.

        (g) "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

        (h) "Participant" shall mean an employee of the Company or an Affiliate who is granted an Award by the Committee under the Plan.

        (i) "Performance Criteria" shall mean a goal or goals established by the Committee and measured over a period or periods selected by the Committee, such goal(s) to constitute a requirement that must be met prior to the payment, of an Award to a Covered Employee, as specified by the Committee. Unless the Committee otherwise determines at the time of grant of an Award to a Covered Employee, the Performance Criteria with respect to such Award shall be related to at least one of the following criteria, which may be determined by reference to the performance of the Company or an Affiliate, subdivision or other business unit of either, or any combination of the foregoing, or based on comparative performance relative to other companies:
    (i) earnings per share, (ii) total return to stockholders, (iii) return on investment, (iv) operating income or net income, (v) costs, (vi) results relative to budget, (vii) cash flow, (viii) cash flow margin, (ix) cash flow per subscriber, (x) revenues, (xi) revenues per subscriber, (xiii) subscriber growth, (xii) results relative to quantitative customer service standards, (xiv) results relative to quantitative customer satisfaction standards, (xv) market share, (xvi) a specified increase in the fair market value of the Company's Class A common stock, or (xvii) a specified increase in the private market value of the Company.

        (j) "Permitted Transferees" shall have the meaning set forth in Paragraph 9 hereof.

        (k) "Plan" shall mean the Cablevision Systems Corporation 1997 Long-Term Incentive Plan.

    3. ADMINISTRATION. The Plan shall be administered by the Committee (or a subcommittee thereof), which shall consist of at least two members of the Board of Directors who shall be appointed by, and shall serve at the pleasure of, the Board of Directors, and who shall qualify to serve in such capacity by Section 162(m) of the Internal Revenue Code.

    The Committee shall have full authority, subject to the terms of the Plan, to select the persons to whom Awards shall be granted or made under the Plan, to set the date of any such Award and any terms or conditions associated with any such Award. The Committee also shall have the authority to establish such rules and regulations, not inconsistent with the provisions of the Plan, for the proper administration of the Plan and to make such determinations and interpretations under and in connection with the Plan as it deems necessary or advisable. The Plan, and all such rules, regulations, determinations and interpretations, shall be binding and conclusive upon the Company, its stockholders and all employees, and upon their respective legal representatives, heirs, beneficiaries, successors and assigns and upon all other persons claiming under or through any of them.

    4. PARTICIPANTS. Except as hereinafter provided, all officers and key employees of the Company or an Affiliate shall be eligible to receive Awards under the Plan. Charles F. Dolan shall not be eligible to receive Awards under the Plan. Nothing herein contained shall be construed to prevent the making of one or more Awards at the same or different times to the same employee.

    5. AWARDS. In no event shall any Participant be granted an Award at any one time in an amount exceeding $5,000,000.

    (a) TERMS AND CONDITIONS. The form, terms and conditions of each Award shall be determined by the Committee and shall be set forth in a certificate or agreement (the "Award Certificate") signed by the Participant and an officer of the Company. The Committee shall, in its sole discretion, establish one or more conditions to the entitlement to an Award including, without limitation, conditions the satisfaction of which are measured by Performance Criteria applicable to the Participant or the Company, as the Committee may deem appropriate.

    (b) DURATION OF AWARDS. The duration of any Award granted under this Plan shall be for a period fixed by the Committee but shall, in no event be more than ten years.

    6. PAYMENT OF AWARDS. Except as otherwise provided herein, a Participant may elect to receive payment of an Award at such rate and times as may be fixed by the Committee at the time the Award is granted.

    A Participant (or the representative of the estate or heirs of a deceased Participant) may receive all or any part of any remaining unearned Award in full upon the occurrence of such special circumstances or events as, in the sole discretion of the Committee, merits special consideration.

    Participants shall elect to receive payment of their Awards by the delivery to any person who has been designated by the Company for the purpose of receiving the same, of a written notice duly signed by the Participant (or the representative of the estate or the heirs of a deceased Participant) to such effect.

    7. NO RIGHT TO CONTINUED EMPLOYMENT. Nothing contained herein or in any Award Certificate shall be construed to confer on any employee any right to continue in the employ of the Company or any Affiliate or derogate from the right of the Company and any Affiliate to retire, request the resignation of, or discharge such employee at any time, with or without cause.

    8. WITHHOLDING. If the Company or an Affiliate shall be required to withhold any amount by reason of any federal, state or local tax laws, rules or regulations in respect of the payment of an Award to the Participant, the Company or an Affiliate shall be entitled to deduct or withhold such amounts from any cash payments to be made to the holder.

    9. NON-TRANSFERABILITY OF AWARDS. Unless the Committee shall permit (on such terms and conditions as it shall establish) an Award to be transferred to a member of the Participant's immediate family or to a trust or similar vehicle for the benefit of such immediate family members (collectively, the "Permitted

Transferees") , no Award shall be assignable or transferable except by will or the laws of descent and distribution, and except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant.

    10. ADMINISTRATION AND AMENDMENT OF THE PLAN. The Board of Directors or the Committee may discontinue the Plan at any time and from time to time may amend or revise the terms of the Plan, as permitted by applicable law, except that it may not revoke or alter, in any manner unfavorable to the recipient of an outstanding Award under the Plan, any Award made under the Plan, without the consent of the recipient of that Award.

    11. EFFECTIVE DATE. This Plan shall become effective as of January 1, 1997, and shall be submitted to the stockholders of the Company for their approval. In the event that the Plan is not approved by stockholders within 12 months of its adoption by the Board of Directors, the Plan and any Awards granted hereunder on or after January 1, 1997 shall become null and void, notwithstanding any other provisions of the Plan to the contrary.

    12. FINAL ISSUANCE DATE. No Awards shall be made under this Plan after December 31, 2006.